EXHIBIT 99.1

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO

(607) 378-4207

Hardinge Inc. Announces Special Charges Related to Strategic Repositioning

ELMIRA, N.Y. – October 29, 2008 – Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced material-cutting solutions, today announced that it would recognize certain special charges in the third and fourth quarter 2008.

Subsequent to the election of Richard Simons as President and Chief Executive Officer of Hardinge Inc. in May 2008, the Company initiated a comprehensive evaluation of its operations, products, and worldwide markets.  As a result of this strategic review the Company now believes that it has a more focused and effective business model which will better serve its customers and markets, benefit its employees, and provide more consistent and sustainable returns to shareholders.

Hardinge will focus on products which are used to fabricate parts from hard to machine materials with hard to achieve tolerances, hard to achieve surface finishes, and which may be hard to hold in the machine.  The Company believes that its ability to provide solutions satisfying all of those needs is a unique strength.  Companies who serve the medical, aerospace, defense, computer, and communications industries will be the primary target market, however manufacturers in other industries will also benefit from these capabilities.

Hardinge has discontinued certain product lines which target less demanding manufacturing applications.  Products in this category, referred to as baseline machines, are typically sold on price and delivery, with minimal technical differentiation from a multitude of producers around the world, and are used in less demanding applications.  These characteristics result in lower margins, higher inventories and a business model that typically does not offer acceptable and sustainable returns.  We believe a concentration of our efforts on the higher end machines will result in increased sales of those products, replacing lost sales of baseline machines.

As a result of the actions taken to reposition our product mix and focus our organization, Hardinge will recognize certain charges in the last two quarters of 2008.  The Company will take a non-cash charge of approximately $6.8 million in the third quarter, for the write down of the value of raw material, work in process, and finished goods related primarily to discontinued models, as well as expected usage patterns in the current economic environment.

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The Company’s comprehensive market evaluation determined that our current model of doing business in Canada does not provide adequate returns to the company.  As a result of this conclusion, on October 26, 2008 the Company determined that it would close its facility in Mississauga, Ontario in the fourth quarter.  We will record a non-cash charge of $2.7 million, in the third quarter, to reflect the diminished value of goodwill associated with our Canadian operation, as well as a smaller charge in the fourth quarter related to exiting the facility. Changes to the Company’s planned product strategy and method of delivering support to our remaining Canadian customers as well as historical cash flows triggered a review of the goodwill under FAS 142 during the third quarter.  The Canadian market will be served directly from our US support staff in the future.

Workforce Reductions

The Company will also take a charge of approximately $1.3 million in fourth quarter of 2008 related to workforce reductions in our North American operations. Part of this reduction was done through an early retirement package offered to qualifying employees during October 2008. This package was primarily in the form of a post-retirement medical insurance coverage subsidy and the cash flow will be spread over the next five years.

As a result of the above described strategic repositioning, as well as uncertainty surrounding the manufacturing economy due to the current global financial crisis, we will continue to evaluate and appropriately size our operations throughout the world.  Hardinge has reduced the North American operations workforce by approximately 60 people as of the end of October.  Combined with other workforce reductions earlier this year, the employment level for the North American machinery segment of our business has decreased by 20%.

“The current global economic crisis is negatively impacting our business much as it is affecting most manufacturing businesses,” said Richard L. Simons, President and Chief Executive Officer.  “We are fortunate to have the products, the people and the balance sheet strength to weather the storm and to come out of it an even better company.  We are prepared for the volatility that appears to be ahead of us and we remain positive about the long-term prospects for Hardinge. Our brands have long represented the highest precision, longest lasting, and most reliable machine tools in the world.  We believe Hardinge will be most successful by providing solutions to the segments of the worldwide market where those attributes are required, as we have to thousands of customers over the years. Our global team is excited about the clarity of our focus and the opportunities it will provide us to better serve our customers and to improve our results.”

Hardinge will release its third quarter 2008 results on Thursday, November 6th prior to market open, and host a conference call at 11:00 AM Eastern Time.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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